FOR IMMEDIATE RELEASE

Kingstone Announces Annual Meeting of Stockholders

Slate of Directors Includes Timothy McFadden

Kingston, NY — June 22, 2018 – Kingstone Companies, Inc. (Nasdaq: KINS) (the "Company" or "Kingstone"), a multi-line property and casualty insurance holding company, today announced that the 2018 Annual Meeting of Stockholders will be held on Wednesday, August 8, 2018 at 9:00 A.M. at 15 Joys Lane, Kingston, New York. The purposes of the Annual Meeting are to elect seven directors for the coming year and to ratify the selection of Marcum LLP as Kingstone's independent registered public accounting firm for the fiscal year ending December 31, 2018. Stockholders of record as of the close of business on June 13, 2018 will be entitled to vote at the Annual Meeting.

The slate of directors for election at the Annual Meeting includes Barry Goldstein, Dale Thatcher, Jay Haft, Floyd Tupper, William Yankus and Carla D'Andre, the Company's current Board members, as well as a new nominee, Timothy McFadden.

Mr. McFadden has more than 27 years of experience in the insurance industry. Since 2012, Mr. McFadden has served as CEO and President of State Farm Indemnity Auto Insurance Company and Senior Vice President of State Farm Insurance, Eastern Market Area. Since 2015, he has also served as CEO and President of State Farm Florida Fire Company.

Mr. McFadden said "I am looking forward to joining the Board of Kingstone Companies, an organization with a rich tradition and future vision."

About Kingstone Companies, Inc.

Kingstone is a property and casualty insurance holding company whose principal operating subsidiary, Kingstone Insurance Company, is domiciled in the State of New York. Kingstone is a multi-line property and casualty insurance company writing business exclusively through independent retail and wholesale agents and brokers. Kingstone is licensed to write insurance policies in New York, New Jersey, Pennsylvania, Connecticut, Massachusetts, Rhode Island, Maine and Texas. Kingstone offers property and casualty insurance products to individuals and small businesses primarily in New York, New Jersey, Rhode Island, Massachusetts and Pennsylvania.

CONTACT:
Kingstone Companies, Inc.
Amanda M. Goldstein
Investor Relations Director
(516) 960-1319